Exhibit 3.1

CERTIFICATE OF AMENDMENT

of

CERTIFICATE OF INCORPORATION OF

ALTEVA, INC.

(Under Section 805 of the Business Corporation Law)

The undersigned, being the Chief Executive Officer of Alteva, Inc. (the “Corporation”), hereby certifies as follows:

1.  The name of the Corporation is Alteva, Inc. The name under which it was formed is Warwick Valley Telephone Company.

2.  The Corporation’s Certificate of Incorporation was filed by the Department of State on January 16, 1902 (such certificate of incorporation, as amended and restated and in effect thereafter, the “Certificate of Incorporation”).

3.  The text of the Certificate of Incorporation is hereby amended to set forth the terms of the Corporation’s Series A Junior Participating Preferred Shares.

4.  FIFTH: This amendment to the Certificate of Incorporation was authorized, pursuant to Section 502 of the New York Business Corporation Law and the Certificate of Incorporation, by a vote of the Board of Directors. Pursuant to Section 502 of the New York Business Corporation Law and the Certificate of Incorporation, no vote of the shareholders was necessary for adoption of this amendment. The Certificate of Incorporation provides that the Board of Directors may, by delivering an appropriate Certificate of Amendment to the Department of State of the State of New York, fix the designation and number of shares of one or more series of Preferred Stock, and may establish the relative rights, preferences and limitations pertaining to such series, without the approval of the shareholders of the Corporation. The Board of Directors adopted resolutions on September 2, 2014, authorizing the amendment of the Certificate of Incorporation as set forth in paragraph 5 below.

5.  In order to effect the change set forth in paragraph 3 above, a new Article THIRTEENTH is hereby added to the Certificate of Incorporation of the Corporation, which article shall read in its entirety as follows:

“THIRTEENTH: Pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate of Incorporation”), a series of Preferred Shares, par value $0.01 per share, of the Corporation be and hereby is created, and the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Series A Junior Participating Preferred Shares

1.                                                              Designation and Amount.  There shall be a series of Preferred Shares that shall be designated as “Series A Junior Participating Preferred Shares,” and the number of shares constituting such series shall be 10,000.  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of Series A Junior Participating Preferred Shares to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2.                                                              Dividends and Distributions.

(A)                                                       Subject to the prior and superior rights of the holders of any class or series of shares of the Corporation ranking prior and superior to the Series A Junior Participating Preferred Shares with respect to dividends, the holders of Series A Junior Participating Preferred Shares, in preference to the holders of any class or series of shares of the Corporation ranking junior to the Series A Junior Participating Preferred Shares in respect thereof, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of March, June, September and December, in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Series A Junior Participating Preferred Share (or fraction thereof), in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00 or (b) the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends, and the Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Shares, par value $0.01 per share, of the Corporation (the “Common Shares”), or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Series A Junior Participating Preferred Share (or fraction thereof).  The “Adjustment Number” shall initially be 1,000.  In the event the Corporation shall at any time after September 2, 2014, (i) declare and pay any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

(B)                                                       The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Shares as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares).

(C)                                                       Dividends shall begin to accrue and be cumulative on outstanding Series A Junior Participating Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Junior Participating Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date; in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Junior Participating Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the Series A Junior Participating Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of Series A Junior Participating Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

3.                                                              Voting Rights.  The holders of Series A Junior Participating Preferred Shares shall have the following voting rights:

(A)                                                       Each Series A Junior Participating Preferred Share shall entitle the holder thereof to a number of votes equal to the Adjustment Number on all matters submitted to a vote of the shareholders of the Corporation.

(B)                                                       Except as required by law, by Section 3(C) and by Section 10 hereof, holders of Series A Junior Participating Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

(C)                                                       If, at the time of any annual meeting of shareholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any Series A Junior Participating Preferred Shares are in default, the number of directors constituting the Board of Directors of the Corporation shall be increased by two.  In addition to voting together with the holders of Common Shares for the election of other directors of the Corporation, the holders of record of the Series A Junior Participating Preferred Shares, voting separately as a class to the exclusion of the holders of Common Shares, shall be entitled at said meeting of shareholders (and at each subsequent annual meeting of shareholders), unless all dividends in arrears on the Series A Junior Participating Preferred Shares have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Corporation, the holders of any Series A Junior Participating Preferred Shares being entitled to cast a number of votes per

Series A Junior Participating Preferred Share as is specified in paragraph (A) of this Section 3.  Each such additional director shall serve until the next annual meeting of shareholders for the election of directors, or until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of this Section 3(C).  Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the provisions of this Section 3(C) may be removed at any time, without cause, only by the affirmative vote of the holders of the Series A Junior Participating Preferred Shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders.  If and when such default shall cease to exist, the holders of the Series A Junior Participating Preferred Shares shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends.  Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two.  The voting rights granted by this Section 3(C) shall be in addition to any other voting rights granted to the holders of the Series A Junior Participating Preferred Shares in this Section 3.

4.                                                              Certain Restrictions.

(A)                                                       Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Junior Participating Preferred Shares outstanding shall have been paid in full, the Corporation shall not:

(i)                                                             declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Shares;

(ii)                                                          declare or pay dividends on or make any other distributions on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Shares, except dividends paid ratably on the Series A Junior Participating Preferred Shares and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

(iii)                                                       purchase or otherwise acquire for consideration any Series A Junior Participating Preferred Shares, or any shares ranking on a parity with the Series A Junior Participating Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series A Junior Participating Preferred Shares, or to such holders and holders of any such shares ranking on a parity therewith, upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)                                                       The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5.                                                              Reacquired Shares.  Any Series A Junior Participating Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof.  All such shares shall upon their retirement become authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.

6.                                                              Liquidation, Dissolution or Winding Up.  (A) Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, no distribution shall be made to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Shares unless, prior thereto, the holders of Series A Junior Participating Preferred Shares shall have received an amount per share (the “Series A Liquidation Preference”) equal to the greater of (i) $1,000 plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) the Adjustment Number times the per share amount of all cash and other property to be distributed in respect of the Common Shares upon such liquidation, dissolution or winding up of the Corporation.

(B)                                                       In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other classes and series of shares of the Corporation, if any, that rank on a parity with the Series A Junior Participating Preferred Shares in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series A Junior Participating Preferred Shares and the holders of such parity shares in proportion to their respective liquidation preferences.

(C)                                                       Neither the merger or consolidation of the Corporation into or with another entity nor the merger or consolidation of any other entity into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

7.                                                              Consolidation, Merger, Etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the outstanding Common Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case each Series A Junior Participating Preferred Share shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged.

8.                                                              No Redemption.  Series A Junior Participating Preferred Shares shall not be subject to redemption by the Corporation.

9.                                                              Ranking.  The Series A Junior Participating Preferred Shares shall rank junior to all other series of Preferred Shares as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, unless the terms of any such series shall provide otherwise, and shall rank senior to the Common Shares as to such matters.

10.                                                       Amendment.  At any time that any Series A Junior Participating Preferred Shares are outstanding, the Certificate of Incorporation of the Corporation shall not be amended, by merger, consolidation or otherwise, in a manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Shares so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding Series A Junior Participating Preferred Shares, voting separately as a class.

11.                                                       Fractional Shares.  Series A Junior Participating Preferred Shares may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Shares.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 2nd day of September, 2014.

ALTEVA, INC.

By:	/s/ Brian J. Kelley
Name: Brian J. Kelley
Title: Chief Executive Officer